Exhibit 99.1

Letter to Shareholders

February 15, 2023

Valued Shareholders,

As we work to expand Nightfood’s distribution footprint in the hotel vertical, the last few quarters have brought their share of delays and frustration. Changes in hotel personnel, priorities, and timelines have contributed to a lack of meaningful distribution growth and the public announcements we had anticipated by now. I’m frustrated, but not deterred.

Through the delays, there remains one constant bright light. The one thing that tells us we’ve been right all along: consumers get it. In the hotel environment, consumers in significant numbers continue to reach past the household brands and instead purchase Nightfood ice cream.

For the six months between July 1, 2022 and December 31, 2022, third party Impulsify ImpulsePoint Product Performance data shows that Nightfood captured an impressive 37.9% of the total pint volume across the 30 Impulsify hotels that sold only Nightfood and Haagen Dazs pints, despite Nightfood carrying a higher average price.

That’s validation.

Our hotel sales are not generated by advertising or by price discounts. We believe that our packaging and our sleep-friendly brand promise are simply winning those sales at the shelf…one guest at a time, against a beloved household brand that’s been around over 60 years.

We expect Nightfood cookies to similarly succeed against Chips Ahoy and Oreo. We expect Nightfood ice cream sandwiches to similarly succeed against Klondike. And our chips, and our candy, and our nutrition bars…

We expect to build a powerful and profitable snack brand through distribution in hotels across the country. Most importantly, the category we’re pioneering can grow from there, where we expect Nightfood to be the category king.

What the hotels have been doing for years, with their snack shops stocked almost exclusively with high-sugar, high-fat, high-sodium, and sleep-disruptive snacks, seems unsustainable and unjustifiable. Guest wellness is too powerful a trend. Sleep is too important to hotel guest satisfaction. Hotels can do better.

We are negotiating the final details of our vendor agreement with a global hotel company in advance of their upcoming test of Nightfood cookies as a check-in amenity. This would be our largest hotel test and hotel initiative to date, as well as the most formal and most structured. While there are no guarantees, we expect to get the contract signed and for the test to begin shortly thereafter and be a success.

A successful test is expected to result in Nightfood cookies being given out as a check-in amenity at a national hotel chain. Securing such amenity distribution projects to put Nightfood cookies in the hands (and mouths) of hundreds of thousands of guests a month and deliver the revenue equivalent of having Nightfood snacks distributed in thousands of hotel lobby shops. A successful test is also expected to result in a joint public relations campaign, coordinated in conjunction with this global hotel partner.

We believe a successful test resulting in the amenity launch and media campaign could be a catalyst that triggers rapid adoption of Nightfood snacks throughout the hotel industry.

We’ll be conducting an investor conference call on Tuesday, March 14, 2023 to provide additional business updates and answer investor questions.

Sincerely,

Sean Folkson

Nightfood Founder & CEO

sean@nightfood.com

This letter may contain forward-looking statements. Words such as “will,” “may,” “would,” “could,” “shall,” ‘‘expects,’’ ‘‘anticipates,’’ ‘‘approximates,’’ ‘‘believes,’’ ‘‘estimates,’’ ‘‘intends’’ and ‘‘hopes’’ and variations of such words and similar expressions are intended to identify such forward-looking statements. We have based these statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the acceptance of our products by retailers and end-users, commercialization risks, availability of financing and results of financing efforts, and general economic conditions. Further information regarding these and other risks, as well as other information about the Company, is described from time to time in the Company’s filings with the SEC, which can be accessed at www.sec.gov.

This letter should be read in conjunction with the Company’s annual, quarterly and other reports and schedules filed with the Securities and Exchange Commission from time to time, including the Company’s most recent Annual Report on Form 10-K for the fiscal year ended June 30, 2022.